THIRD AMENDMENT

        THIS THIRD AMENDMENT dated as of May 10, 2004 (this “Amendment”) amends the Credit Agreement dated as of May 10, 2001 (as previously amended, the “Credit Agreement”) among Nu Skin Enterprises, Inc. (the “Company”), various financial institutions (the “Lenders”), Bank One, NA (“Bank One”), as successor administrative agent (in such capacity, the “Administrative Agent”) and, solely for purposes of Section 4, Bank of America, N.A. (“Bank of America”), as resigning Administrative Agent and as assigning Lender. Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

        WHEREAS, the Company, the Lenders and the Administrative Agent have entered into the Credit Agreement; and

        WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as more fully set forth herein;

        NOW, THEREFORE, the parties hereto agree as follows:

        SECTION 1 Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended as follows.

        1.1         Amendments to Definitions.

        (a)        The definition of “Business Day” is amended by replacing the reference to “Charlotte, North Carolina” with “Salt Lake City, Utah”.

        (b)        The definition of “Commitment Amount” is amended in its entirety to read as follows:

                Commitment Amount means $25,000,000, as reduced from time to time pursuant to Section 6.1.1.

        (c)        The definition of “Consolidated Net Worth” is amended in its entirety to read as follows:

Consolidated Net Worth means, at any time, (a) the consolidated stockholders’ equity of the Company and the Restricted Subsidiaries, as defined according to GAAP, less (b) the sum of (i) to the extent included in clause (a), all amounts attributable to minority interests, if any, in the securities of Restricted Subsidiaries, and (ii) the amount by which Restricted Investments exceed 20% of the amount determined in clause (a).

        (d)        The definition of “Facility Termination Date” is amended by replacing the reference to “May 10, 2004” with “May 10, 2007".

        (e)        The definition of “Prime Rate” is amended in its entirety to read as follows:

                 Prime Rate means a rate per annum equal to the prime rate of interest announced by Bank One or its parent from time to time (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

        1.2         1 Amendments to Credit Agreement to Reflect Bank One as Administrative Agent.

        (a)          Each reference to “Bank of America, N.A.” is replaced with “Bank One, NA”.

        (b)          Each reference to “Bank of America” is replaced with “Bank One”.

        (c)          Each reference to “New York time” is replaced with “Salt Lake City time”.

        1.3          Amendment to Section 6.1.2. The text of Section 6.1.2 is deleted and replaced with "[RESERVED]".

        1.4         Amendment to Section 6.2(b). The text of Section 6.2(b) is deleted and replaced with "[RESERVED]".

         1.5         Deletion of Sections 9.17 and 10.1.9. Sections 9.17 (“Tax Shelter Regulations”) and 10.1.9 (“Tax Shelter Documents”) are deleted in their entirety.

        1.6          Amendments to Section 10.10.1. Section 10.10 is amended as follows:

        (a)        Section 10.10.1 is amended in its entirety to read as follows:

10.10.1 Minimum Consolidated Net Worth. Not, at any time, permit Consolidated Net Worth to be less than the sum of (i) $220,661,800, (ii) an aggregate amount equal to (a) 50% of Consolidated Net Income (in each case, only if a positive number) earned in the fiscal quarter ended March 31, 2004 and in each subsequent fiscal quarter to and including the fiscal quarter ended December 31, 2005 and (b) 60% of Consolidated Net Income (in each case, only if a positive number) for each complete fiscal quarter thereafter, unless clause (iii) below is operative for any given fiscal quarter (in which case such fiscal quarter shall be excepted from this clause (b)), (iii) for the fiscal quarter ended March 31, 2006 and each fiscal quarter ended thereafter to the fiscal quarter in which Total Indebtedness is first reduced to $120,000,000 or less, an aggregate amount equal to 70% of Consolidated Net Income (in each case, only if a positive number) earned in each such fiscal quarter and (iv) 50% of the net proceeds realized by the Company and its Restricted Subsidiaries from (a) the sale of Equity Securities subsequent to December 31, 2003, excluding issuances of Equity Securities upon the exercise of employee stock options or rights under any employee benefit plans (excluding such exercise by any Person that owns greater than 5% of the Equity Securities of the Company), (b) issuances of Equity Securities in connection with acquisitions by the Company and its Restricted Subsidiaries and (c) reissuances of up to $60,000,000 of treasury securities purchased by the Company after December 31, 2003.

         (b)        The following new Section 10.10.3 is added in appropriate sequence:

10.10.3 Minimum Cash. Not (a) at any time from March 31, 2004 through September 30, 2004, permit Available Cash to be less than $75,000,000 and (b) at any time from October 1, 2004 through December 31, 2005, permit Available Cash to be less than $90,000,000. For purposes hereof “Available Cash” means the difference between (i) the amount of the consolidated cash and cash equivalents of the Company and Restricted Subsidiaries and (ii) the aggregate amount outstanding under revolving credit facilities on which the Company or any Restricted Subsidiaries are obligated as borrowers or guarantors.

        1.7         Amendments to Schedules. Schedules 1.1, 2.1 and 14.3 are replaced with Schedules 1.1, 2.1 and 14.3, respectively, hereto.

        SECTION 2         Warranties. The Company represents and warrants to the Administrative Agent and the Lenders that (a) each warranty set forth in Section 9 of the Credit Agreement is true and correct in all material respects as of the date of the execution and delivery of this Amendment by the Company, with the same effect as if made on such date, (b) no Event of Default or Unmatured Event of Default exists and (c) the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        SECTION 3          Effectiveness. The amendments set forth in Section 1 above shall become effective on the date (the “Effective Date”) when the Administrative Agent has received (i) a counterpart of this Amendment executed by the Company, Bank of America and Bank One, (b) an amendment fee for the account of each Lender equal to 0.25% of such Lender’s Commitment after giving effect hereto, (c) a Confirmation, substantially in the form of Exhibit A, signed by the Company and each Subsidiary Guarantor and (d) evidence of the payment of Bank of America’s Percentage of all accrued and unpaid fees under the Credit Agreement.

        SECTION 4         Resignation of Administrative Agent, Assignment of Commitment, etc.

        4.1          Resignation of Administrative Agent and Issuing Lender. Bank of America hereby resigns as Administrative Agent and Issuing Lender under the Credit Agreement. The Company and the Lenders waive the 30-day notice of resignation required by Section 13.9 of the Credit Agreement and accept such resignation effective upon the Effective Date. Effective immediately upon the effectiveness of such resignation, the Required Lenders appoint Bank One as Administrative Agent and Issuing Lender under the Credit Agreement, Bank One accepts such appointment and the Company consents to such appointment.

        4.2          Assignment of Commitment. Bank of America hereby assigns all of its Commitment to Bank One, and Bank One hereby assumes all of Bank of America’s Commitment, in each case effective upon the Effective Date. Upon such effectiveness, Bank of America shall cease to be a party to the Credit Agreement and shall be released from all of its rights and obligations thereunder (except for any rights arising under provisions of the Credit Agreement that by their terms survive termination of the Credit Agreement). Bank One, as successor Administrative Agent, Bank of America, as resigning Administrative Agent, and (with respect to clause (a) below) the Company (a) waive delivery of any Assignment Agreement in connection with the assignment described above and (b) waive payment of the fee described in Section 14.9.1(ii)(z) in connection with such assignment. Bank One acknowledges and agrees that Bank of America, as Administrative Agent and as assignor, makes no representation or warranty about the creditworthiness of the Company or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

        4.3          Existing Letters of Credit. The parties hereto agree that (a) on the Effective Date, (i) Bank One shall replace Bank of America as Issuing Lender under the Credit Agreement and (ii) Letters of Credit Nos. 7405491, 7405494, 7411170 and 7411767 issued by Bank of America under the Credit Agreement (the “Existing Letters of Credit”) shall be deemed to be issued by Bank of America in its individual capacity and shall no longer be subject to the terms and provisions of the Credit Agreement; and (b) Bank One and the Company will, as promptly as practicable after the Effective Date, use commercially reasonable efforts to cause the Existing Letters of Credit to be replaced by one or more Letters of Credit issued by Bank One under the Credit Agreement.

      SECTION 5         Miscellaneous.

        5.1          Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

        5.2          Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

        5.3          Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York (without regard to principles of conflicts of laws, other than Title 15 of Article 5 of the New York General Obligations Law).

        5.4          Successors and Assigns. This Amendment shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the respective successors and assigns of the Lenders and the Administrative Agent.

        5.5          Pricing. Notwithstanding anything in the Credit Agreement to the contrary, from the date hereof through the date on which the Company delivers a compliance certificate for the Fiscal Year ending December 31, 2003 pursuant to Section 10.1.3 of the Credit Agreement, the Floating Rate Margin, the Eurodollar/Yen LIBOR Margin, the Commitment Fee Rate and the rate per annum applicable for Letter of Credit fees shall be determined by reference to Level II on Schedule 1.1 of the Credit Agreement.

        Delivered as of the day and year first above written.

NU SKIN ENTERPRISES, INC

/s/  Ritch N. Wood
By:    Ritch Wood, Chief Financial Officer

BANK ONE, NA (successor by merger to Bank
One, Utah, NA), as Administrative Agent and as a
Lender

By:      /s/  Stephen A. Cazier
Title:    First Vice President

Solely for purposes of Section 4:

BANK OF AMERICA, N.A.

/s/  Damel Denkar
By:        Damel Denkar
Title: SVP

Exhibit A
CONFIRMATION

Dated as of May 10, 2004

To:	Bank One, NA, individually and as Administrative Agent (as defined below), and the other financial institutions party to the Credit Agreement referred to below

        Please refer to (a) the Credit Agreement dated as of May 10, 2001 (the “Credit Agreement”) among Nu Skin Enterprises, Inc., various financial institutions (the “Lenders”) and Bank One, NA, as successor administrative agent (in such capacity, the “Administrative Agent”); (b) the other “Loan Documents” (as defined in the Credit Agreement), including the Guaranty and the Pledge Agreement; and (c) the Third Amendment dated as of the date hereof to the Credit Agreement (the “Amendment”).

        Each of the undersigned hereby confirms to the Administrative Agent and the Lenders that, after giving effect to the Amendment and the transactions contemplated thereby, each Loan Document to which such undersigned is a party continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

NU SKIN ENTERPRISES, INC.

By:    /s/  Ritch N. Wood
Ritch Wood, Chief Financial Officer

NU SKIN INTERNATIONAL, INC.
NU SKIN ENTERPRISES HONG KONG, INC.
NU SKIN TAIWAN, INC.
NU SKIN UNITED STATES, INC.
BIG PLANET, INC.
NSE KOREA LTD. (a Delaware corporation)

By:    /s/  D. Matthew Dorny
D. Matthew Dorny, Vice President & Secretary

NSE KOREA LTD. (a Korean corporation)

By:    /s/  Luke Yoo
Luke Yoo, President, Representative Director, and
General Manager

SCHEDULE 1.1

PRICING SCHEDULE

        The Floating Rate Margin, the Eurodollar/Yen LIBOR Margin, the Commitment Fee Rate and the rate per annum applicable for Letter of Credit fees, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.

	Level I	Level II	Level III
Eurodollar/Yen LIBOR Margin and fee for standby Letters of Credit	1.250%	1.500%	1.750%
Floating Rate Margin	0.250%	0.500%	0.750%
Commitment Fee Rate	0.375%	0.500%	0.625%

        Level I applies when the Leverage Ratio is less than 1.00 to 1.0.

        Level II applies when the Leverage Ratio is equal to or greater than 1.00 to 1.0 but less than 1.50 to 1.0.

        Level III applies when the Leverage Ratio is equal to or greater than 1.50 to 1.0.

        The applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last quarterly fiscal period of any fiscal year, 90 days) after the end of each quarterly fiscal period, based on the Leverage Ratio as of the last day of such quarterly fiscal period; provided that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related certificate required by Section 10.1.3 by the 45th day (or, if applicable, the 90th day) after any quarterly fiscal period, Level III shall apply until such financial statements are delivered.

SCHEDULE 2.1

LENDERS AND PERCENTAGES

Lender	Commitment	Percentage
Bank One, NA	$25,000,000	100.000000000%

SCHEDULE 14.3

ADDRESSES FOR NOTICES

NU SKIN ENTERPRISES, INC.

75 West Center Street
One Nu Skin Plaza
Provo, Utah 54601
Attention: Brian Lords
Telephone: (801) 345-6014
Facsimile: (801) 345-6099

BANK ONE, NA, as Administrative
Agent, Issuing Lender and Lender

80 West Broadway, Suite 200
Salt Lake City, Utah 84101
Attention: Steve Cazier
Telephone: (801) 481-5139
Facsimile: (801) 481-5351